CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam New York Tax Exempt Income Fund:

We consent to the use of our reports dated January 15, 2016 and January 13, 2017 with respect to the financial statements of Putnam New York Tax Exempt Income Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 23, 2017